CERTIFICATE OF DESIGNATION
                     OF THE RIGHTS, PREFERENCES, PRIVILEGES
                    AND RESTRICTIONS, WHICH HAVE NOT BEEN SET
                    FORTH IN THE CERTIFICATE OF INCORPORATION
                          OR IN ANY AMENDMENT THERETO,
                                     OF THE
                      SERIES D CONVERTIBLE PREFERRED STOCK
                                       OF
                               ANZA CAPITAL, INC.

     The  undersigned,  Vincent  Rinehart,  does  hereby  certify  that:

     A. He is the duly elected and acting President, CEO, and Secretary of Anza Capital, Inc., a Nevada corporation (the "Company").

     B. Pursuant to the Unanimous Written Consent of the Board of Directors of the Company dated February 28, 2003, and approval of the Company's shareholders at a meeting duly held on April 11, 2003, the Board of Directors and Shareholders duly adopted the following resolutions:

     WHEREAS, the Certificate of Incorporation of the Company, as amended, authorizes a class of stock designated as Preferred Stock, no par value (the "Preferred Class"), comprising one million (1,000,000) shares and provides that the Board of Directors of the Company may fix the terms, including any dividend rights, dividend rates, conversion rights, voting rights, rights and terms of any redemption, redemption price or prices, and liquidation preferences, if any, of the Preferred Class;

     WHEREAS, the Board of Directors believes it in the best interests of the Company to create a series of preferred stock consisting of 15,000 shares and designated as the "Series D Convertible Preferred Stock" having certain rights, preferences, privileges, restrictions and other matters relating to the Series D Convertible Preferred Stock. No shares of Series D Convertible Preferred Stock have been issued;

     NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby fix and determine the rights, preferences, privileges, restrictions and other matters relating do the Class A Convertible Preferred Stock as follows:

     1.  Definitions.  For  purposes  of  this  Certificate  of Designation, the
         ------------
following  definitions  shall  apply:

     1.1  "Board"  shall  mean  the  Board  of  Directors  of  the  Company.

     1.2  "Company"  shall  mean  Anza  Capital,  Inc.,  a  Nevada  corporation.

     1.3 "Common Stock" shall mean the Common Stock, $0.001 par value per share, of the Company.

     1.4 "Common Stock Dividend" shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

     1.5 "Distribution" shall mean the transfer of cash or property by the Company to one or more of its stockholders without consideration, whether by dividend or otherwise (except a dividend in shares of Company's stock).

     1.6 "Original Issue Date" shall mean the date on which the first share of Series D Convertible Preferred Stock is issued by the Company.

     1.7 "Original Issue Price" shall mean $126.81 per share for the Series D Convertible Preferred Stock.

     1.8 "Series D Convertible Preferred Stock" shall mean the Series D Convertible Preferred Stock, no par value per share, of the Company.

     1.9 "Subsidiary" shall mean any corporation or limited liability company of which at least fifty percent (50%) of the outstanding voting stock or membership interests, as the case may be, is at the time owned directly or indirectly by the Company or by one or more of such subsidiary corporations:

     2.  Dividend  Rights.
         ----------------

     2.1  Cash  Dividends.   In  each  calendar  quarter,  the  holders  of  the
          ---------------
then outstanding Series D Convertible Preferred Stock shall be entitled to receive, not later than thirty (30) days following the end of the previous applicable quarter, out of any funds and assets of the Company legally available therefor, noncumulative dividends in an amount equal to seven percent (7%) per annum. The Company may, at its sole discretion, pay this dividend in cash or in Common Stock valued at the average of the closing bid price for the last ten
(10) trading days of the applicable quarter. No dividends (other than a Common Stock Dividend) shall be paid, and no Distribution shall be made, with respect to the Common Stock unless dividends in such amount shall have been paid or declared and set apart for payment to the holders of the Series D Convertible Preferred Stock simultaneously.

     2.2  Participation  Rights.  Other  than  as  set  forth  in  Section  2.1,
          --------------------
dividends shall be declared pro rata on the Common Stock and the Series D Convertible Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Series D Convertible Preferred Stock is to be treated for this purpose as holding the number of shares of Common Stock to which the holders thereof would be entitled if they converted their shares of Series D Convertible Preferred Stock at the time of such dividend in accordance with Section 4 hereof.

     2.3  Non-Cash  Dividends.  Whenever  a  dividend  or  Distribution provided
          -------------------
for in this Section 2 shall be payable in property other than cash (other than a Common Stock Dividend), the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

     3.  Liquidation  Rights.  In  the  event of any liquidation, dissolution or
         -------------------
winding up of the Company; whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company's shareholders (the "Available Funds and Assets") shall be distributed to shareholders in the following manner:

     3.1 Series D Convertible Preferred Stock. The holders of each share of Series D Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock or subsequent series of preferred stock, an amount per share equal to the Original Issue Price of the Series D Convertible Preferred Stock plus all declared but unpaid dividends on the Series D Convertible Preferred Stock. If upon any liquidation, dissolution or winding up of the Company, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series D Convertible Preferred Stock of their full preferential amount as described in this subsection, then all of the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series D Convertible Preferred Stock pro rata, according to the number of outstanding shares of Series D Convertible Preferred Stock held by each holder thereof.

     3.2 Merger or Sale of Assets. A reorganization or any other consolidation or merger of the Company with or into any other corporation, or any other sale of all or substantially all of the assets of the Company, shall not be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this Section 3, and the Series D Convertible Preferred Stock shall be entitled only to (i) the right provided in any agreement or plan governing the reorganization or other consolidation, merger or sale of assets transaction,
(ii) the rights contained in the Nevada Revised Statutes and (iii) the rights contained in other Sections hereof.

     3.3 Non-Cash Consideration. If any assets of the Company distributed to shareholders in connection with any liquidation, dissolution or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as determined by the Board, except that any securities to be distributed to shareholders in a liquidation, dissolution or winding up of the Company shall be valued as follows:

     (a) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

          (i) if the securities are then traded on a national securities exchange or the Nasdaq National Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the ten (10) day period ending three (3) days prior to the distribution; and,

          (ii) if actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid prices over the ten (10) day period ending three (3) days prior to the distribution; and

          (iii) if there is no active public market, then the value shall be the fair market value thereof, as determined mutually in good faith by (i) the Board of Directors of the Company and (ii) the holders of the Series D Convertible Preferred Stock acting as a group. In the event the Company and the holders cannot mutually agree upon a value, then the value shall be determined by a mutually acceptable third party licensed business valuation expert paid for equally by both parties.

     (b) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i), (ii) or (iii) of this subsection to reflect the approximate fair market value thereof.

     4.  Conversion  Rights.
         ------------------

     (a) Conversion of Preferred Stock. Each share of Series D Convertible Preferred Stock shall be convertible, at the option of the holder thereof at any time after the first twelve (12) months following the date of issuance thereof, into One Hundred Twenty Six and Eight One Hundredths (126.81) fully paid and nonassessable share of Common Stock of the Company (the "Conversion Shares").

     (b) Procedures for Exercise of Conversion Rights. The holders of any shares of Series D Convertible Preferred Stock may exercise their conversion rights as to all such shares or any part thereof by delivering to the Company during regular business hours, at the office of any transfer agent of the Company for the Series D Convertible Preferred Stock, or at the principal office of the Company or at such other place as may be designated by the Company, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Company, accompanied by written notice stating that the holder elects to convert such shares. Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the "Conversion Date." As promptly as practicable after the Conversion Date, the Company shall issue and deliver to or upon the written order of such holder, at such office or other place designated by the Company, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check for cash with respect to any fractional interest in a share of Common Stock as provided in section 4(c) below. The holder shall be deemed to have become a shareholder of record on the Conversion Date. Upon conversion of only a portion of the number of shares of Series D Convertible Preferred Stock represented by a certificate surrendered for conversion, the Company shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Company, a new certificate covering the number of shares of Series D Convertible Preferred Stock representing the unconverted portion of the certificate so surrendered.

     (c) No Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series D Convertible Preferred Stock. If more than one share of Series D Convertible Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series D Convertible Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series D Convertible Preferred Stock, the Company shall pay a cash adjustment in respect of such fractional interest equal to the fair market value of such fractional interest as determined by the Company's Board of Directors.

     (d) Payment of Taxes for Conversions. The Company shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion pursuant hereto of Series D Convertible Preferred Stock. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series D Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid.

     (e) Reservation of Common Stock. The Company shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series D Convertible Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all shares of all series of preferred stock from time to time outstanding.

     (f) Registration or Listing of Shares of Common Stock. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series D Convertible Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion, the Company will in good faith and as expeditiously as possible endeavor to secure such registration, listing or approval, as the case may be. This subsection shall not obligate the Company to prepare and file a resale registration statement with the Securities and Exchange Commission.

     (g) Status of Common Stock Issued Upon Conversion. All shares of Common Stock which may be issued upon conversion of the shares of Series D Convertible Preferred Stock will upon issuance by the Company be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and their resale will be subject to the terms and conditions of Rule 144 promulgated under the Securities Act of 1933.

     (h) Status of Converted Preferred Stock. In case any shares of Series D Convertible Preferred Stock shall be converted pursuant to this section 4, the shares so converted shall be canceled and shall not be issuable by the Company.

     5.  Adjustment  of  Conversion  Shares.
         ----------------------------------

     (a) General Provisions. In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the Company (other than a change in par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Company with or into another person (other than a consolidation or merger in which the Company is the continuing entity and which does not result in any change in the Common Stock), or of the sale or other disposition of all or substantially all the properties and assets of the Company as an entirety to any other person, the shares of Series D Convertible Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Company or of the entity resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition it had converted its shares of Series D Convertible Preferred Stock into Common Stock. The provisions of this section 5(a) shall similarly apply to successive reorganizations, reclassi-fications, consolidations, mergers, sales or other dispositions.

     (b) Adjustment for Stock Splits. In case the Company shall at any time subdivide the outstanding shares of Common Stock, or shall issue a stock dividend on its outstanding Common Stock, the number of Conversion Shares shall be proportionately increased, and in case the Company shall at any time combine the outstanding shares of Common Stock, the number of Conversion Shares shall be proportionately decreased, effective at the close of business on the date of such subdivision, dividend, or combination, as the case may be.

     (c) No Impairment. The Company will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, including amending this Certificate of Designation, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series D Convertible Preferred Stock against impairment. This provision shall not restrict the Company from amending its Articles of Incorporation in accordance with the Nevada Revised Statutes and the terms hereof.

     6.  Redemption  and  Call.  The  Series D Convertible Preferred Stock shall
         -------------------
not  be  redeemable  or  callable.

     7.  Notices.  Any  notices  required  by the provisions of this Certificate
         -------
of Designation to be given to the holders of shares of Series D Convertible Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Company.

     8.  Voting  Provisions.  Except  as  otherwise  required  by law or herein,
         ------------------
the shares of Series D Convertible Preferred Stock shall be voted equally with the shares of the Company's Common Stock at any annual or special meeting of shareholders of the Company, or may act by written consent in the same manner as the Company's Common Stock, upon the following basis: each holder of shares of Series D Convertible Preferred Stock shall be entitled to such number of votes for the Series D Convertible Preferred Stock held by him on the record date fixed for such meeting, or on the effective date of such written consent, as shall be equal to the whole number of shares of the Company's Common Stock into which all of his shares of Series D Convertible Preferred Stock are convertible immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

     9.  Changes  Affecting  Series  D  Convertible  Preferred  Stock.  So  long
         ----------------------------------------------------------
as any shares of Series D Convertible Preferred Stock are outstanding, the Company shall not, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least two-thirds (2/3) of the total number of shares of Series D Convertible Preferred Stock outstanding, voting separately as a class, (a) alter or change any of the powers, preferences, privileges, or rights of the Series D Convertible Preferred Stock; or (b) amend the provisions of the section 9; or (c) create any new class or series of shares having preferences prior to or being on a parity with the Series D Convertible Preferred Stock as to dividends or assets; or (d) sell, lease, convey, exchange, transfer or otherwise dispose of all or substantially all of its assets (other than for the purposes of securing payment of any contract or obligation); or (e) merge or consolidate with or into any other corporation except into or with a wholly owned subsidiary.

     IN WITNESS WHEREOF, the Company has caused this Certificate of Designation of Series D Convertible Preferred Stock to be duly executed by its President and attested to by its Secretary and has caused its corporate seal to be affixed hereto effective as of April 12, 2003.



By:
-----------------------------------
Vincent  Rinehart,
President  and  Secretary